EXHIBIT 99.2

FOR IMMEDIATE RELEASE:	March 4, 2009

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation to Trade
Over the Counter Under Symbol MCOA

COBURG, OREGON—March 4, 2009 – Monaco Coach Corporation (PINKSHEETS: MCOA) announced today that its common stock is being quoted on the over-the-counter markets. The Company expects its stock to continue to be actively quoted in the Pink Sheets and is taking appropriate steps to also be quoted on the OTC Bulletin Board. The Company's over-the-counter ticker symbol will be MCOA. The Pink Sheets is a well-known, centralized quotation service that collects and publishes quotes for OTC Bulletin Board securities.

Yesterday, the NYSE announced that the common stock of the Company has been suspended from that exchange based on the NYSE’s determination of an “abnormally low” trading level.  Prior to the NYSE’s February 26, 2009 rule filing submitted to the Securities and Exchange Commission (“SEC”) to temporarily suspend the $1.00 minimum share price requirement, the Company had previously been notified that it had fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period.

Forward-Looking Statements

Certain statements above, including the Company's expectation that its common stock will be actively quoted in the Pink Sheets and the steps being taken to be quoted on the OTC Bulletin Board, are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements. These risks and uncertainties include failure to meet the eligibility requirements for quotation on the OTC Bulletin Board.  Please refer to the Company's SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2007, and the 2007 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov or http://www.monaco-online.com.

About Monaco Coach Corporation

Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with manufacturing facilities in Oregon and Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, and R-Vision brand names. The Company operates motorhome-only resorts in California, Florida, Nevada and Michigan.